Exhibit 99.1

The expected ranges of pre-tax restructuring charges described in the Plexus Corp. Report on Form 8-K dated September 17, 2004 are summarized in the following table:

	Estimated Range
Non-Cash	Low End	High End

Fixed asset impairment.	$2,500,000	$3,500,000
Cash
Severance costs	1,250,000	1,500,000
Lease termination costs	6,000,000	7,000,000
Relocation costs	250,000	750,000

Total restructuring costs	$10,000,000	$12,750,000